Exhibit 10.85

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of December 23, 2008, amends the Employment Agreement (the “Agreement”) entered into on March 19, 2008, by and between Force Protection, Inc., a Nevada corporation (the “Company”), and Michael Moody (the “Executive”).

WHEREAS, in order to avoid certain adverse federal income tax consequences to the Executive as a result of Section 409A of the Internal Revenue Code of 1986, as amended, the Company and the Executive desire to enter into this Amendment to amend certain provisions of the Agreement in accordance with Section 21 of the Agreement.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements in the Agreement and herein, the Company and the Executive hereby agree as follows:

1.                                       Capitalized Terms.  Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2.                                       The third sentence in the second to last paragraph of Section 3(c) of the Agreement is amended in its entirety to read as follows:

“The Executive must provide a Notice of Termination within ninety (90) days of the initial existence of an event constituting Good Reason (including any such event which occurs prior to a Change in Control pursuant to the first sentence of this paragraph) or such event shall not constitute Good Reason under this Agreement.”

3.                                       The second sentence of Section 3(d) of the Agreement is amended in its entirety to read as follows:

“For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not less than thirty (30) nor more than sixty (60) days after the giving of such notice or, if later, the date of the Change in Control if the Executive gives notice of an event described in Section 3(c) which occurs prior to a Change in Control).”

4.                                       Section 3(e) of the Agreement is amended by adding the following language at the end thereof to read as follows:

“If the Company delivers a Non-Renewal Notice pursuant to Section 1 hereof, the Date of Termination means the last day of the Employment Period.”

5.                                       Section 4(b)(iv) of the Agreement is amended in its entirety to read as follows:

“(iv)                        a lump-sum cash amount on the 55th day following the Date of Termination equal to one times the sum of (A) the Executive’s Annual Base Salary and (B) the greatest of (1) the Executive’s target bonus for the fiscal year in which the Executive’s Date of Termination occurs and (2) the average of the actual bonuses earned by the Executive in respect of the two (2) preceding fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs;”

6.                                       Section 4(b)(vi) of the Agreement is amended in its entirety to read as follows:

“(vi)                        with respect to outstanding equity awards held by the Executive as of the Date of Termination, all stock options and stock appreciation rights that would become vested and exercisable if the Executive had continued to be employed with the Company during the twelve (12) month period commencing on the Date of Termination shall vest and become exercisable and the restrictions on all restricted stock awards, restricted stock units and other equity or incentive awards that would have lapsed if the Executive had continued to be employed with the Company during the twelve (12) month period commencing on the Date of Termination shall lapse and such awards shall become immediately payable; provided, however, that if any such award is subject to Section 409A (as defined in Section 15, below), the provisions of this Section 4(b)(vi) will not result in the immediate payment of such award if such payment would result in the imposition of tax, interest and/or penalties upon you under Section 409A, in which case such payment shall be made at the earliest time such payment can be made without resulting in the imposition of tax, interest and/or penalties upon you under Section 409A.”

7.                                       The first clause of Section 4(c) of the Agreement is amended in its entirety to read as follows:

“If, during the Employment Period, the Executive’s employment with the Company is terminated (x) by reason of a Qualifying Termination (1) during the period of time beginning with a Change in Control and ending two (2) years following such Change in Control (the “Change in Control Termination Period”) or (2) prior to the Change in Control Termination Period and the Executive reasonably demonstrates that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect such Change in Control and who effectuates such Change in Control (or such termination was otherwise in anticipation of such Change in Control) or (y) by the Executive for any reason during the Window Period, then, subject to Section 5 and Section 15, the Company shall pay or provide the Executive (or the Executive’s beneficiary or estate) with the following payments or benefits:”

8.                                       Section 4(c)(iv) of the Agreement is amended in its entirety to read as follows:

“(iv)                        a lump-sum cash amount on the 55th day following the Date of Termination (or, if later, the date of the Change in Control) equal to two times the sum of: (A) the Executive’s highest rate of Annual Base Salary during the 12-month period prior to the Date of Termination; and (B) the greatest of (1) the Executive’s target bonus for the fiscal year in which the Executive’s Date of Termination occurs, (2) the Executive’s target bonus for the fiscal year in which the Change in Control occurs and (3) the average of the actual bonuses earned by the Executive in respect of the two (2) preceding fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs; and”

9.                                       Section 4(c)(vi) of the Agreement is amended in its entirety to read as follows:

“(vi)                        with respect to outstanding equity awards held by the Executive as of the Date of Termination, all stock options and stock appreciation rights shall vest and become exercisable and the restrictions on all restricted stock awards, restricted stock units and other equity or incentive awards shall lapse and such awards shall become immediately payable; provided, however, that if any such award is subject to Section 409A (as defined in Section 15, below), the provisions of this Section 4(c)(vi) will not result in the immediate payment of such award if such payment would result in the imposition of tax, interest and/or penalties upon you under Section 409A, in which case such payment shall be made at the earliest time such payment can be made without resulting in the imposition of tax, interest and/or penalties upon you under Section 409A.”

10.                                 The last sentence of Section 4(c) of the Agreement is amended in its entirety to read as follows:

“Notwithstanding anything herein to the contrary, if the Executive becomes entitled to, and receives, payments and benefits pursuant to Section 4(b) and thereafter becomes entitled to payments and benefits pursuant to this Section 4(c), payments under this Section 4(c) shall be promptly paid following the Change in Control (and in no event later than the March 15th of the calendar year following the calendar year in which the Change in Control occurs) and such payments and benefits shall be reduced by any amounts received pursuant to Section 4(b).  In addition, the Executive’s right to receive the lump sum cash payment pursuant to Sections 4(b)(iv) or 4(c)(iv) shall terminate on March 15th of the calendar year following the calendar year in which the Window Period commenced, and no such amount shall be payable thereafter.”

11.                                 The first sentence in Section 5 of the Agreement is amended in its entirety to read as follows:

“Any amounts payable pursuant to Section 4 and Section 6 (other than Accrued Amounts and Other Benefits) shall only be payable if the Executive executes and delivers to the Company (and does not revoke) a general release of claims in a form substantially in the form of Exhibit A attached hereto, and such release becomes irrevocable within fifty-five (55) days following the Executive’s Date of Termination.”

12.                                 The last sentence of Section 6(a) of the Agreement is deleted in its entirety.

13.                                 Section 15 of the Agreement is amended by adding the following language at the end thereof to read as follows:

“Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of and subject to Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).  Except to the extent any reimbursement, payment or entitlement under this Agreement does not constitute a “deferral of compensation” within the meaning of and subject to Section 409A, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).  The provisions of this Section 15 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention.”

14.                                 Counterparts.  This Amendment may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

15.                                 Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of South Carolina without regard to the principle of conflicts of laws.

16.                                 Headings.  Section headings are for convenience only and shall not be considered a part of this Amendment.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed, effective as of the date first written above.

FORCE PROTECTION, INC.

By:	/s/ Lenna Ruth Macdonald
Name: Lenna Ruth Macdonald
Title: Chief Strategy Officer, General Counsel & Corporate Secretary

EXECUTIVE

By:	/s/ Michael Moody
Name: Michael Moody
Title: Chief Executive Officer